Filed pursuant to Rule 433
Registration Nos. 333-185337
and 333-185337-05

Free Writing Prospectus
Dated February 12, 2014

ABS New Issue: CNH 14-A Equipment  * PXG DETAIL

$1,023,017,000  CNH Equipment Trust 2014-A

Jt-Leads: BofAML (struc), DB, SocGen

Co-Mgrs: Citi, CA, Rabo, Wells

CL	$SIZE(MM)	MDYS/FITCH	WAL	PWIN	EXP	LGL	BENCH	YLD	PRICE	CPN
A-1	172.000	P1/F1+	0.37	1-9	11/14	2/17/15	—	0.200	100.00000	0.20
A-2	334.000	Aaa/AAA	1.10	9-21	11/15	6/15/17	EDSF +22	0.495	99.99509	0.49
A-3	328.000	Aaa/AAA	2.40	21-39	5/17	5/15/19	ISWP +23	0.842	99.99875	0.84
A-4	166.000	Aaa/AAA	3.85	39-48	2/18	5/15/20	ISWP +30	1.506	99.99517	1.50
B	23.017	A2/A	3.99	48-48	2/18	8/16/21	ISWP +68	1.947	99.96495	1.93

BILL & DELIVER: BofAML

BBG TICKER: CNH 14-A

REGISTRATION: Public

EXPECTED RATINGS: Moody’s/Fitch

EXPECTED SETTLE: 2/20/14

FIRST PAY DATE: 3/17/14

ERISA ELIGIBLE: Yes

PXG SPEED: 20% CPR to Call

DENOMS: $1k/$1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.